First Internet Bancorp Reports First Quarter 2025 Results

Fishers, Indiana, April 23, 2025 – First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the first quarter ended March 31, 2025.

First Quarter 2025 Financial Highlights

▪Net income of $0.9 million and diluted earnings per share of $0.11

▪Pre-tax, pre-provision income (“PTPP”) of $12.0 million1

•An increase of 10.8% from adjusted PTPP1 for the fourth quarter of 2024

•An increase of 48.5% from PTPP1 for the first quarter of 2024

▪Net interest income of $25.1 million and fully taxable net interest income of $26.3 million1, increases of 6.6% and 6.3%, respectively, from the fourth quarter of 2024

▪Net interest margin of 1.82% and fully taxable equivalent net interest margin of 1.91%1, increases of 15 and 16 basis points (“bps”), respectively, from the fourth quarter of 2024

▪Loan growth of $83.8 million, a 2.0% increase from the fourth quarter of 2024; deposit growth of $12.4 million, a 0.3% increase from the fourth quarter of 2024; loans to deposits ratio of 86.0%

▪Nonperforming loans to total loans of 0.80%; net charge-offs to average loans of 0.92%; allowance for credit losses to total loans of 1.11%

▪Tangible common equity to tangible assets of 6.55%1, and 7.17%1 ex-AOCI and adjusted for normalized cash balances; CET1 ratio of 9.16%

▪Tangible book value per share of $44.041, a 0.6% increase from the fourth quarter of 2024

“Our first quarter performance was highlighted by solid core revenue growth and net interest margin expansion,” said David Becker, Chairman and Chief Executive Officer. “We saw continued momentum in operating revenues for the sixth consecutive quarter from growth in net interest income. This was fueled by higher yields on earning assets and reduced funding costs, due to the ongoing expansion of our construction, commercial and industrial and national SBA programs, which delivered meaningful positive operating leverage.”

1 This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."

“We also achieved strong fintech deposit growth and made strategic enhancements to our loan mix, which have strengthened our balance sheet flexibility and bolstered interest income. At the same time, we’ve maintained excellent liquidity as reflected in our loans-to-deposits ratio.”

“Despite credit challenges in certain portfolios, our asset quality and capital positions remain strong. Looking ahead, we are well-positioned to drive future earnings growth and profitability by staying focused on our core strategies of diversifying revenue and optimizing our balance sheet. I am grateful to our team for their commitment and hard work in delivering long-term value for our stakeholders.”

Net Interest Income and Net Interest Margin
Net interest income for the first quarter of 2025 was $25.1 million, compared to $23.6 million for the fourth quarter of 2024, and $20.7 million for the first quarter of 2024. On a fully taxable equivalent basis, net interest income for the first quarter of 2025 was $26.3 million, compared to $24.7 million for the fourth quarter of 2024, and $21.9 million for the first quarter of 2024.

Total interest income for the first quarter of 2025 was $76.8 million, a decrease of 1.2% compared to the fourth quarter of 2024, and an increase of 12.7% compared to the first quarter of 2024. On a fully- taxable equivalent basis, total interest income for the first quarter of 2025 was $78.0 million, a decrease of 1.2% compared to the fourth quarter of 2024, and an increase of 12.5% compared to the first quarter of 2024. The yield on average interest-earning assets for the first quarter of 2025 increased to 5.57% from 5.52% for the fourth quarter of 2024, due to a 6 basis point (“bp”) increase in the yield earned on loans and a 12 bp increase in the yield earned on securities, partially offset by a 31 bp decrease in the yield earned on other earning assets. Compared to the linked quarter, average loan balances, including loans held-for-sale, increased $113.8 million, or 2.8%, and the average balance of securities increased $60.2 million, or 7.2%, while the average balance of other earning assets decreased $191.1 million, or 30.0%.

Interest income earned on commercial loans was higher due primarily to increased average balances within the investor commercial real estate, public finance, small business lending, construction and commercial and industrial portfolios. This was partially offset by lower average balances in the healthcare and franchise finance portfolios. The continued shift in the loan mix reflects the Company’s focus on higher-yielding variable rate products, in part, to help improve the interest rate risk profile of the balance sheet.

In the consumer loan portfolio, interest income was down due primarily to lower average balances in the residential mortgage, recreational vehicles and home equity portfolios. This activity was partially offset by new originations in the trailers portfolio.

The yield on funded portfolio loan originations was 7.78% in the first quarter of 2025, an increase of 50 bps compared to the fourth quarter of 2024, and a decrease of 107 bps compared to the first quarter of 2024, reflective of 100 bps of Fed rate cuts in the second half of 2024.

Interest income earned on securities during the first quarter of 2025 increased $0.7 million, or 8.5%, compared to the fourth quarter of 2024, driven by an increase in both average balances and the yield earned on the portfolio. Interest income earned on other earning asset balances declined $2.8 million, or 35.6%, in the first quarter of 2025 compared to the linked quarter, due to the decrease in average cash balances and lower yields earned on those balances following the Fed rate cuts in the second half of 2024.

Total interest expense for the first quarter of 2025 was $51.7 million, a decrease of $2.5 million, or 4.6%, compared to the linked quarter, as both the average balance and the cost of funds related to total interest-bearing liabilities declined. Interest expense related to interest-bearing deposits decreased $1.5 million, or 3.0%, driven primarily by lower average balances and lower cost of funds related to CDs, money market accounts and brokered deposits. This was partially offset by an increase in the average balance of interest-bearing demand deposits, as well as an increase in the cost of funds related to these deposits as they now include fintech deposits formerly classified as brokered. Overall, the cost of interest-bearing deposits declined during the quarter to 4.01%, compared to 4.13% for the fourth quarter of 2024.

Average CD balances decreased $37.7 million, or 1.8%, compared to the linked quarter, while the cost of funds decreased 16 bps. The weighted average cost of new CDs during the first quarter of 2025 was 4.07%, or 99 bps lower than the cost of maturing CDs. The average balance of money market accounts decreased $14.3 million, or 1.2%, while the cost of funds decreased 19 bps following Fed rate cuts from the prior quarter. Furthermore, the average balance of brokered deposits decreased $31.1 million, or 5.4%, while the cost of funds declined 22 bps due to higher rates on maturing brokered CDs in the fourth quarter of 2024. Near the end of the quarter, the Company paid down $200.0 million of higher cost brokered deposits, which is expected to positively impact deposit costs in future periods.

When combined with deposits formerly classified as fintech – brokered deposits, the average balance of interest-bearing demand deposits increased $173.2 million, or 22.1%, compared to the fourth quarter of 2024 due to continued strong growth in fintech deposits, while the cost of funds increased 41 bps due to the change in deposit mix.

Interest expense was also positively impacted by the cost of other borrowed funds, which decreased $1.0 million, or 19.6%, during the first quarter of 2025 as compared to the linked quarter. The average balance of FHLB advances declined $127.6 million, or 30.1%, during the first quarter of 2025 following significant paydowns made during the fourth quarter of 2024.

Net interest margin (“NIM”) was 1.82% for the first quarter of 2025, up from 1.67% for the fourth quarter of 2024 and up from 1.66% for the first quarter of 2024. Fully taxable equivalent NIM (“FTE NIM”) was 1.91% for the first quarter of 2025, up from 1.75% for both the fourth quarter and first quarter of 2024. The increases in NIM and FTE NIM reflect the combination of deploying cash balances into higher yielding loans and securities and continued improvement in the cost of funds related to deposits.

Noninterest Income
Noninterest income for the first quarter of 2025 was $10.4 million, compared to $15.9 million for the fourth quarter of 2024, and $8.3 million for the first quarter of 2024. During the fourth quarter of 2024, the Company recognized $4.7 million of prepayment and terminated interest rate swap gains related to the paydown of FHLB advances. Excluding these gains, noninterest income for the first quarter of 2025 was down $0.8 million, or 6.9%, compared to the linked quarter. Gain on sale of loans totaled $8.6 million for the first quarter of 2025, up $0.1 million, or 0.9%, from the linked quarter. Gain on sale revenue consisted almost entirely of sales of U.S. Small Business Administration (“SBA”) 7(a) guaranteed loans during the first quarter of 2025. SBA loan sale volume was up 1.9%, while net premiums decreased 6 bps compared to the linked quarter. Net loan servicing revenue decreased by $0.6 million due mainly to a lower fair value adjustment to the loan servicing asset. Additionally, other noninterest income, excluding the nonrecurring items from the fourth quarter of 2024, decreased $0.3 million due to lower income from fund investments, partially offset by higher fintech revenue.

Noninterest Expense
Noninterest expense totaled $23.6 million for the first quarter of 2025, compared to $24.0 million for the fourth quarter of 2024, and $21.0 million for the first quarter of 2024. The decrease of $0.4 million, or 1.7%, compared to the linked quarter was due primarily to lower salaries and employee benefits, partially offset by higher consulting and professional fees and loan expenses. The decrease in salaries and employee benefits was driven primarily by lower incentive compensation, partially offset by annual resets on certain employee benefits and payroll taxes. The increase in consulting and professional fees was due mainly to seasonally higher legal expenses. The increase in loan expenses was due to an increase in collection costs.

Income Taxes
The Company recorded an income tax benefit of $0.9 million for the first quarter of 2025, compared to income tax expense of $1.0 million and an effective tax rate of 12.0% for the fourth quarter of 2024, and income tax expense of $0.4 million and an effective tax rate of 7.6% for the first quarter of 2024.

Loans and Credit Quality
Total loans as of March 31, 2025 were $4.3 billion, an increase of $83.8 million, or 2.0%, compared to December 31, 2024, and an increase of $344.6 million, or 8.8%, compared to March 31, 2024. Total commercial loan balances were $3.4 billion as of March 31, 2025, an increase of $89.5 million, or 2.7%, compared to December 31, 2024, and an increase of $350.9 million, or 11.4%, compared to March 31, 2024. Compared to the linked quarter, the increase in commercial loan balances was driven primarily by growth in construction, investor commercial real estate, small business lending and commercial and industrial balances. These increases were partially offset by decreases in the franchise finance and healthcare finance portfolios.

Total consumer loan balances were $797.7 million as of March 31, 2025, a decrease of $3.7 million, or 0.5%, compared to December 31, 2024, and an increase of $4.3 million, or 0.5% compared to March 31, 2024. The decrease compared to the linked quarter was due primarily to lower balances in the residential mortgages, recreational vehicles and other consumer loans portfolios, partially offset by an increase in the trailers portfolio.

Total delinquencies 30 days or more past due, excluding nonperforming loans, were 0.77% of total performing loans as of March 31, 2025, compared to 0.63% at December 31, 2024, and 0.29% as of March 31, 2024. The increase compared to the linked quarter was due primarily to an increase in delinquencies in the small business lending and franchise finance portfolios, some of which was due to the timing of principal and interest payments. Subsequent to quarter end, payments were received from certain borrowers and as of the date of this release, delinquencies 30 days or more past due declined to 0.64% of total performing loans.

Nonperforming loans were 0.80% of total loans as of March 31, 2025, compared to 0.68% as of December 31, 2024, and 0.33% as of March 31, 2024. Nonperforming loans totaled $34.2 million as of March 31, 2025, compared to $28.4 million as of December 31, 2024, and $13.1 million as of March 31, 2024. The increase in nonperforming loans during the first quarter of 2025 was due primarily to franchise finance and small business lending loans that were placed on nonaccrual during the quarter. At March 31, 2025, there were $11.5 million of specific reserves held against the balance of nonperforming loans.

The allowance for credit losses (“ACL”) as a percentage of total loans was 1.11% as of March 31, 2025, compared to 1.07% as of December 31, 2024, and 1.05% as of March 31, 2024. The increase in the ACL reflects the addition of specific reserves related to franchise finance and small business lending loans that were placed on nonaccrual during the quarter and growth in the overall loan portfolio, partially offset by the impact of economic metrics on qualitative factors in certain portfolios. The net increase to specific reserves totaled $3.3 million, of which, $2.5 million related to franchise finance and $0.8 million related to small business lending.

Net charge-offs of $9.7 million were recognized during the first quarter of 2025, resulting in net charge-offs to average loans of 0.92%, compared to $9.4 million, or 0.91%, for the fourth quarter of 2024, and $0.5 million, or 0.05%, for the first quarter of 2024. Net charge-offs in the first quarter of

2025 were elevated as the Company continued to take action to resolve problem loans in the small business lending and franchise finance portfolios. Approximately $5.8 million of net charge-offs recognized during the quarter were related to franchise finance loans with $2.6 million of existing specific reserves.

The provision for credit losses in the first quarter of 2025 was $11.9 million, compared to $7.2 million for the fourth quarter of 2024, and $2.4 million for the first quarter of 2024. The provision for the first quarter of 2025 was driven primarily by the elevated net charge-offs, the additional specific reserves discussed above and overall growth in the loan portfolio, partially offset by the impact of economic metrics on qualitative factors in certain portfolios and a decrease in unfunded commitments.

Capital
As of March 31, 2025, total shareholders’ equity was $387.7 million, an increase of $3.7 million, or 1.0%, compared to December 31, 2024, and an increase of $21.0 million, or 5.7%, compared to March 31, 2024. The increase in total shareholders’ equity as of March 31, 2025 compared to the linked quarter was due primarily to the decrease in accumulated other comprehensive loss and net income earned during the quarter. Book value per common share increased to $44.58 as of March 31, 2025, up from $44.31 as of December 31, 2024, and $42.37 as of March 31, 2024. Tangible book value per share was $44.04 as of March 31, 2025, up from $43.77 as of December 31, 2024, and $41.83 as of March 31, 2024.

The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of March 31, 2025.

	As of March 31, 2025
	Company	Bank

Total shareholders’ equity to assets	6.63%	7.89%
Tangible common equity to tangible assets [1]	6.55%	7.82%
Tier 1 leverage ratio [2]	6.87%	8.18%
Common equity tier 1 capital ratio [2]	9.16%	10.93%
Tier 1 capital ratio [2]	9.16%	10.93%
Total risk-based capital ratio [2]	12.53%	12.04%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Conference Call and Webcast
The Company will host a conference call and webcast at 2:00 p.m. Eastern Time on Thursday, April 24, 2025, to discuss its quarterly financial results. The call can be accessed via telephone at (800) 549-8228; access code: 30935. A recorded replay can be accessed through May 1, 2025, by dialing (888) 660-6264; access code: 30935 #.

Additionally, interested parties can listen to a live webcast of the call on the Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp First Internet Bancorp is a bank holding company with assets of $5.9 billion as of March 31, 2025. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. First Internet Bank provides consumer and small business deposit, SBA financing, franchise finance, consumer loans, and specialty finance services nationally as well as commercial real estate loans, construction loans, commercial and industrial loans, and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about First Internet Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with respect to the financial condition, results of operations, trends in lending policies and loan programs, plans and prospective business partnerships, objectives, future performance and business of the Company. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “continue,” “could,” “drive,” “enhance,” “estimate,” “expanding,” “expect,” “going forward,” “growth,” ”improve,” “increase,” “looking ahead,” “may,” “ongoing,” “opportunities,” “pending,” “plan,” “position,” “preliminary,” “remain,” “should,” “stable,” “thereafter,” “well-positioned,” “will,” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Such statements are subject to certain risks and uncertainties including: our business and operations and the business and operations of our vendors and customers: general economic conditions, whether national or regional, and conditions in the lending markets in which we participate that may have an adverse effect on the demand for our loans and other products; our credit quality and related levels of nonperforming assets and loan losses, and the value and salability of the real estate that is the collateral for our loans. Other factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial and industrial, construction, and SBA loan portfolios; competition with national, regional and community financial institutions; the loss of key members of senior management; the anticipated impacts of inflation and rising interest rates on the general economy; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, average tangible common equity, return on average tangible common equity, total interest income – FTE, net interest income – FTE, net interest margin – FTE, adjusted total revenue, pre-tax, pre-provision income, adjusted pre-tax, pre-provision income, adjusted noninterest income, adjusted income before income taxes, adjusted income tax (benefit) provision, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders’ equity and adjusted return on average tangible common equity are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	PANBlast
Director of Corporate Administration	Zach Weismiller
(317) 428-4628	firstib@panblastpr.com
investors@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net income	$943	7,330	$5,181

Per share and share information
Earnings per share - basic	$0.11	$0.84	$0.60
Earnings per share - diluted	0.11	0.83	0.59
Dividends declared per share	0.06	0.06	0.06
Book value per common share	44.58	44.31	42.37
Tangible book value per common share [1]	44.04	43.77	41.83
Common shares outstanding	8,697,085	8,667,894	8,655,854
Average common shares outstanding:
Basic	8,715,655	8,696,704	8,679,429
Diluted	8,784,970	8,788,793	8,750,297
Performance ratios
Return on average assets	0.07%	0.50%	0.40%
Return on average shareholders' equity	0.98%	7.49%	5.64%
Return on average tangible common equity [1]	0.99%	7.58%	5.71%
Net interest margin	1.82%	1.67%	1.66%
Net interest margin - FTE [1,2]	1.91%	1.75%	1.75%
Capital ratios [3]
Total shareholders' equity to assets	6.63%	6.69%	6.87%
Tangible common equity to tangible assets [1]	6.55%	6.62%	6.79%
Tier 1 leverage ratio	6.87%	6.90%	7.33%
Common equity tier 1 capital ratio	9.16%	9.30%	9.52%
Tier 1 capital ratio	9.16%	9.30%	9.52%
Total risk-based capital ratio	12.53%	12.62%	13.18%
Asset quality
Nonperforming loans	$34,243	$28,421	$13,050
Nonperforming assets	35,921	28,905	13,425
Nonperforming loans to loans	0.80%	0.68%	0.33%
Nonperforming assets to total assets	0.61%	0.50%	0.25%
Allowance for credit losses - loans to:
Loans	1.11%	1.07%	1.05%
Nonperforming loans	138.0%	157.5%	313.3%
Net charge-offs to average loans	0.92%	0.91%	0.05%
Average balance sheet information
Loans	$4,237,300	$4,123,510	$3,889,667
Total securities	901,918	841,700	703,509
Other earning assets	445,280	636,377	434,118
Total interest-earning assets	5,590,131	5,607,195	5,030,216
Total assets	5,770,380	5,782,116	5,207,936
Noninterest-bearing deposits	135,878	114,311	113,341
Interest-bearing deposits	4,815,978	4,726,449	3,987,009
Total deposits	4,951,856	4,840,760	4,100,350
Shareholders' equity	392,035	389,435	369,371

1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2024)
Dollar amounts in thousands
	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Cash and due from banks	$6,344	$9,249	$6,638
Interest-bearing deposits	388,110	457,161	474,626
Securities available-for-sale, at fair value	681,785	587,355	482,431
Securities held-to-maturity, at amortized cost, net of allowance for credit losses	276,542	249,796	235,738
Loans held-for-sale	31,738	54,695	22,589
Loans	4,254,412	4,170,646	3,909,804
Allowance for credit losses - loans	(47,238)	(44,769)	(40,891)
Net loans	4,207,174	4,125,877	3,868,913
Accrued interest receivable	29,022	28,180	26,809
Federal Home Loan Bank of Indianapolis stock	28,350	28,350	28,350
Cash surrender value of bank-owned life insurance	41,675	41,394	41,154
Premises and equipment, net	70,461	71,453	73,231
Goodwill	4,687	4,687	4,687
Servicing asset	17,445	16,389	11,760
Other real estate owned	1,518	272	375
Accrued income and other assets	66,757	63,001	63,366
Total assets	$5,851,608	$5,737,859	$5,340,667

Liabilities
Noninterest-bearing deposits	$151,815	$136,451	$130,760
Interest-bearing deposits	4,793,810	4,796,755	4,143,008
Total deposits	4,945,625	4,933,206	4,273,768
Advances from Federal Home Loan Bank	395,000	295,000	574,936
Subordinated debt	105,228	105,150	104,915
Accrued interest payable	1,645	2,495	3,382
Accrued expenses and other liabilities	16,363	17,945	16,927
Total liabilities	5,463,861	5,353,796	4,973,928
Shareholders' equity
Voting common stock	185,873	186,094	184,720
Retained earnings	231,031	230,622	212,121
Accumulated other comprehensive loss	(29,157)	(32,653)	(30,102)
Total shareholders' equity	387,747	384,063	366,739
Total liabilities and shareholders' equity	$5,851,608	$5,737,859	$5,340,667

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Interest income
Loans	$62,662	$61,523	$55,435
Securities - taxable	8,463	7,619	5,694
Securities - non-taxable	661	794	969
Other earning assets	5,043	7,835	6,067
Total interest income	76,829	77,771	68,165
Interest expense
Deposits	47,626	49,111	42,129
Other borrowed funds	4,107	5,109	5,302
Total interest expense	51,733	54,220	47,431
Net interest income	25,096	23,551	20,734
Provision for credit losses	11,933	7,201	2,448
Net interest income after provision for credit losses	13,163	16,350	18,286
Noninterest income
Service charges and fees	265	248	220
Loan servicing revenue	1,983	1,825	1,323
Loan servicing asset revaluation	(1,181)	(428)	(434)
Gain on sale of loans	8,647	8,568	6,536
Other	713	5,723	702
Total noninterest income	10,427	15,936	8,347
Noninterest expense
Salaries and employee benefits	13,107	14,042	11,796
Marketing, advertising and promotion	647	696	736
Consulting and professional fees	1,228	967	853
Data processing	635	603	564
Loan expenses	1,531	1,381	1,445
Premises and equipment	3,115	3,004	2,826
Deposit insurance premium	1,398	1,464	1,145
Other	1,895	1,800	1,658
Total noninterest expense	23,556	23,957	21,023
Income before income taxes	34	8,329	5,610
Income tax (benefit) provision	(909)	999	429
Net income	$943	$7,330	$5,181

Per common share data
Earnings per share - basic	$0.11	$0.84	$0.60
Earnings per share - diluted	$0.11	$0.83	$0.59
Dividends declared per share	$0.06	$0.06	$0.06
All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$4,242,933	$62,662	5.99%	$4,129,118	$61,523	5.93%	$3,892,589	$55,435	5.73%
Securities - taxable	820,175	8,463	4.18%	758,560	7,619	4.00%	627,216	5,694	3.65%
Securities - non-taxable	81,743	661	3.28%	83,140	794	3.80%	76,293	969	5.11%
Other earning assets	445,280	5,043	4.59%	636,377	7,835	4.90%	434,118	6,067	5.62%
Total interest-earning assets	5,590,131	76,829	5.57%	5,607,195	77,771	5.52%	5,030,216	68,165	5.45%
Allowance for credit losses - loans	(45,664)			(46,427)			(38,611)
Noninterest-earning assets	225,913			221,348			216,331
Total assets	$5,770,380			$5,782,116			$5,207,936

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$956,322	$6,974	2.96%	$574,577	$2,910	2.01%	$415,106	$2,091	2.03%
Savings accounts	20,568	43	0.85%	21,072	45	0.85%	22,521	48	0.86%
Money market accounts	1,221,795	11,361	3.77%	1,236,116	12,309	3.96%	1,217,966	12,671	4.18%
Fintech - brokered deposits	—	—	—%	208,545	2,111	4.03%	85,366	931	4.39%
Certificates and brokered deposits	2,617,293	29,248	4.53%	2,686,139	31,736	4.70%	2,246,050	26,388	4.73%
Total interest-bearing deposits	4,815,978	47,626	4.01%	4,726,449	49,111	4.13%	3,987,009	42,129	4.25%
Other borrowed funds	401,300	4,107	4.15%	528,806	5,109	3.84%	716,735	5,302	2.98%
Total interest-bearing liabilities	5,217,278	51,733	4.02%	5,255,255	54,220	4.10%	4,703,744	47,431	4.06%
Noninterest-bearing deposits	135,878			114,311			113,341
Other noninterest-bearing liabilities	25,189			23,115			21,480
Total liabilities	5,378,345			5,392,681			4,838,565
Shareholders' equity	392,035			389,435			369,371
Total liabilities and shareholders' equity	$5,770,380			$5,782,116			$5,207,936

Net interest income		$25,096			$23,551			$20,734

Interest rate spread			1.55%			1.42%			1.39%
Net interest margin			1.82%			1.67%			1.66%
Net interest margin - FTE [2,3]			1.91%			1.75%			1.75%
1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Dollar amounts in thousands
	March 31, 2025		December 31, 2024		March 31, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$140,239	3.3%	$120,175	2.9%	$133,897	3.4%
Owner-occupied commercial real estate	49,954	1.2%	53,591	1.3%	57,787	1.5%
Investor commercial real estate	297,874	7.0%	269,431	6.5%	128,276	3.3%
Construction	471,082	11.1%	413,523	9.9%	325,597	8.3%
Single tenant lease financing	950,814	22.4%	949,748	22.7%	941,597	24.1%
Public finance	482,558	11.3%	485,867	11.6%	498,262	12.7%
Healthcare finance	171,430	4.0%	181,427	4.4%	213,332	5.5%
Small business lending	353,408	8.3%	331,914	8.0%	239,263	6.1%
Franchise finance	514,700	12.1%	536,909	12.9%	543,122	13.9%
Total commercial loans	3,432,059	80.7%	3,342,585	80.2%	3,081,133	78.8%

Consumer loans
Residential mortgage	367,722	8.6%	375,160	9.0%	390,009	10.0%
Home equity	17,421	0.4%	18,274	0.4%	22,753	0.6%
Trailers	220,012	5.2%	210,575	5.0%	191,353	4.9%
Recreational vehicles	145,690	3.4%	149,342	3.6%	145,475	3.7%
Other consumer loans	46,851	1.1%	48,030	1.2%	43,847	1.1%
Total consumer loans	797,696	18.7%	801,381	19.2%	793,437	20.3%

Net deferred loan fees, premiums, discounts and other [1]	24,657	0.6%	26,680	0.6%	35,234	0.9%

Total loans	$4,254,412	100.0%	$4,170,646	100.0%	$3,909,804	100.0%

	March 31, 2025		December 31, 2024		March 31, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$151,815	3.1%	$136,451	2.8%	$130,760	3.1%
Interest-bearing demand deposits	1,103,540	22.3%	896,661	18.2%	423,529	9.9%
Savings accounts	21,632	0.4%	19,823	0.4%	23,554	0.6%
Money market accounts	1,292,235	26.2%	1,183,789	24.0%	1,251,230	29.2%
Fintech - brokered deposits	—	—%	—	0.0%	107,911	2.5%
Certificates of deposits	2,029,801	41.0%	2,133,455	43.2%	1,738,996	40.7%
Brokered deposits	346,602	7.0%	563,027	11.4%	597,788	14.0%
Total deposits	$4,945,625	100.0%	$4,933,206	100.0%	$4,273,768	100.0%

1 Includes carrying value adjustments of $22.1 million, $22.9 million and $26.9 million related to terminated interest rate swaps associated with public finance loans as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Total equity - GAAP	$387,747	$384,063	$366,739
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible common equity	$383,060	$379,376	$362,052

Total assets - GAAP	$5,851,608	$5,737,859	$5,340,667
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible assets	$5,846,921	$5,733,172	$5,335,980

Common shares outstanding	8,697,085	8,667,894	8,655,854

Book value per common share	$44.58	$44.31	$42.37
Effect of goodwill	(0.54)	(0.54)	(0.54)
Tangible book value per common share	$44.04	$43.77	$41.83

Total shareholders' equity to assets	6.63%	6.69%	6.87%
Effect of goodwill	(0.08%)	(0.07%)	(0.08%)
Tangible common equity to tangible assets	6.55%	6.62%	6.79%

Total average equity - GAAP	$392,035	$389,435	$369,371
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)
Average tangible common equity	$387,348	$384,748	$364,684

Return on average shareholders' equity	0.98%	7.49%	5.64%
Effect of goodwill	0.01%	0.09%	0.07%
Return on average tangible common equity	0.99%	7.58%	5.71%

Total interest income	$76,829	$77,771	$68,165
Adjustments:
Fully-taxable equivalent adjustments [1]	1,169	1,152	1,190
Total interest income - FTE	$77,998	$78,923	$69,355

Net interest income	$25,096	$23,551	$20,734
Adjustments:
Fully-taxable equivalent adjustments [1]	1,169	1,152	1,190
Net interest income - FTE	$26,265	$24,703	$21,924

Net interest margin	1.82%	1.67%	1.66%
Effect of fully-taxable equivalent adjustments [1]	0.09%	0.08%	0.09%
Net interest margin - FTE	1.91%	1.75%	1.75%
1Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Total revenue - GAAP	$35,523	$39,487	$29,081
Adjustments:
Gain on prepayment of FHLB advances	—	(1,829)	—
Gain on termination of swaps	—	(2,904)	—
Adjusted total revenue	$35,523	$34,754	$29,081

Net income - GAAP	$943	$7,330	$5,181
Adjustments:[1]
Provision for credit losses	11,933	7,201	2,448
Income tax (benefit) provision	(909)	999	429
Adjusted pre-tax, pre-provision income	$11,967	$15,530	$8,058

Pre-tax, pre-provision income	$11,967	$15,530	$8,058
Adjustments:
Gain on prepayment of FHLB advances	—	(1,829)	—
Gain on termination of swaps	—	(2,904)	—
Adjusted pre-tax, pre-provision income	$11,967	$10,797	$8,058

Noninterest income - GAAP	$10,427	$15,936	$8,347
Adjustments:
Gain on prepayment of FHLB advances	—	(1,829)	—
Gain on termination of swaps	—	(2,904)	—
Adjusted noninterest income	$10,427	$11,203	$8,347

Income before income taxes - GAAP	$34	$8,329	$5,610
Adjustments:[1]
Gain on prepayment of FHLB advances	—	(1,829)	—
Gain on termination of swaps	—	(2,904)	—
Adjusted income before income taxes	$34	$3,596	$5,610

Income tax (benefit) provision - GAAP	$(909)	$999	$429
Adjustments:[1]
Gain on prepayment of FHLB advances	—	(384)	—
Gain on termination of swaps	—	(610)	—
Adjusted income tax (benefit) provision	$(909)	$5	$429

Net income - GAAP	$943	$7,330	$5,181
Adjustments:
Gain on prepayment of FHLB advances	—	(1,445)	—
Gain on termination of swaps	—	(2,294)	—
Adjusted net income	$943	$3,591	$5,181

Diluted average common shares outstanding	8,784,970	8,788,793	8,750,297

Diluted earnings per share - GAAP	$0.11	$0.83	$0.59
Adjustments:
Effect of gain on prepayment of FHLB advances	—	(0.16)	—
Effect of gain on termination of swaps	—	(0.26)	—
Adjusted diluted earnings per share	$0.11	$0.41	$0.59
[1] Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Return on average assets	0.07%	0.50%	0.40%
Effect of gain on prepayment of FHLB advances	0.00%	(0.10%)	0.00%
Effect of gain on termination of swaps	0.00%	(0.16%)	0.00%
Adjusted return on average assets	0.07%	0.24%	0.40%

Return on average shareholders' equity	0.98%	7.49%	5.64%
Effect of gain on prepayment of FHLB advances	0.00%	(1.48%)	0.00%
Effect of gain on termination of swaps	0.00%	(2.34%)	0.00%
Adjusted return on average shareholders' equity	0.98%	3.67%	5.64%

Return on average tangible common equity	0.99%	7.58%	5.71%
Effect of gain on prepayment of FHLB advances	0.00%	(1.49%)	0.00%
Effect of gain on termination of swaps	0.00%	(2.37%)	0.00%
Adjusted return on average tangible common equity	0.99%	3.72%	5.71%